UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Buffalo Wild Wings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Buffalo Wild Wings Releases Investor Presentation

Highlights Company’s Track Record of Superior Shareholder Value Creation and
Execution of Unique Strategy Driven by Innovation, Differentiation and Financial Discipline

Reiterates Substantial and Proactive Steps Being Taken by Management and Board in Response to Current Industry Headwinds

Underscores Buffalo Wild Wings’ Best-in-Class, Refreshed Board Dedicated to
Shareholder Value Creation

Reiterates that Marcato’s Criticisms Are Unfounded and Marcato’s Refranchising Proposal is
Unprecedented, Reckless and Value Destructive

Demonstrates the Conflicts of Interest and Weaknesses of Marcato's Board Nominees

If Marcato is Successful, All Directors with More than 8 Months’ Experience Would be Removed from the Board

Urges Shareholders to Vote “FOR” Each of Buffalo Wild Wings’ Highly-Qualified Director Nominees on the YELLOW Proxy Card

MINNEAPOLIS—May 16, 2017— Buffalo Wild Wings, Inc. (NASDAQ:BWLD) today announced that it has released an investor presentation in connection the company’s upcoming 2017 Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 2, 2017. Buffalo Wild Wings shareholders of record at the close of business on April 13, 2017 are entitled to vote at the Annual Meeting.

The 93-page presentation and other important materials related to the Annual Meeting can be found on the company’s website at http://www.buffalowildwings.com/en/2017-annual-meeting/ and have been filed with the Securities and Exchange Commission (“SEC”). The presentation highlights the importance of electing the Buffalo Wild Wings’ nominees at the upcoming Annual Meeting and discarding the proxy cards being mailed by Marcato Capital Management, L.P. (“Marcato”).

As highlighted in Buffalo Wild Wings’ presentation, one of Marcato’s own nominees for the Board of Directors, Emil Lee Sanders, has given Buffalo Wild Wings shareholders one of the best reasons to vote against Marcato and for the Board’s nominees. Marcato nominated Mr. Sanders and has published two full pages of materials strongly advocating for the election of Mr. Sanders because of his supposed knowledge of restaurants. Yet it was Mr. Sanders himself who wrote that Marcato’s plan for Buffalo Wild Wings – which presumably Mr. Sanders would carry out if he were elected to the Board – involves:

“Massive G & A cuts and layoffs… Let's hope the lights are left on.”

Buffalo Wild Wings - one of the most successful restaurant companies in the United States - believes that its shareholders should not have to “hope” that their healthy, multi-billion dollar company survives. Do

Marcato and Mr. Sanders really think that Buffalo Wild Wings shareholders, who have been rewarded with compounded returns of 24% per year since the company’s 2003 IPO, should voluntarily elect a slate of directors who will risk the company’s survival, just so short-term performance can be enhanced?

The Buffalo Wild Wings Board of Directors encourages all shareholders to protect their investments by voting the YELLOW proxy card “FOR” the election of all nine of the Board’s experienced and highly-qualified director nominees: Cynthia L. Davis, Andre J. Fernandez, Janice L. Fields, Harry A. Lawton, J. Oliver Maggard, Jerry R. Rose, Sam B. Rovit, Harmit J. Singh and Sally J. Smith.

In its detailed presentation, Buffalo Wild Wings also demonstrates:

•	Buffalo Wild Wings Has Delivered Superior Value to Shareholders.

o
The company has delivered a total shareholder return of 1754% since its 2003 IPO, well in excess of casual dining peers. Over the last one-, three- and five-year periods, the company's stock has outperformed the median performance of its casual dining peers.

o	Buffalo Wild Wings has consistently outperformed its peers on almost every operational and financial metric, such as restaurant-level margins and profit growth.

•	Buffalo Wild Wings Is Successfully Executing Its Unique Strategy Driven by Innovation, Differentiation and Financial Discipline.

o
Buffalo Wild Wings has positioned itself uniquely in the casual dining sector and continues to innovate to appeal to sports fans, millennials and families, while driving revenue growth and prudently managing costs.

o
Buffalo Wild Wings continuously evaluates its restaurant assets and ownership mix based on a number of factors, and has recently decided to sell approximately 80 company-owned units to maximize shareholder value.

o	Buffalo Wild Wings is optimizing its capital structure and has returned a substantial amount of cash to shareholders.

•	Buffalo Wild Wings Is Taking Proactive Steps in Response to the Current Operating Environment.

o	The Company has undertaken key sales initiatives including takeout and delivery offerings, loyalty programs, single day events and enhancing its lunch programs.

o	Restaurant level costs are being reduced through a continued focus on cost of goods sold, labor operations, operating expenses and occupancy costs.

o	Buffalo Wild Wings’ ongoing initiatives will generate $40-$50 million of annual savings by the end of 2018.

•	Buffalo Wild Wings Has the Right Board and Leadership and Compensation Is Aligned with Shareholder Interests.

o	Over the past 18 months, the company has substantially refreshed its Board and management team and now has one of the lowest tenured Boards in all of casual dining.

o	The company’s executive compensation programs have been overwhelmingly supported by shareholders and align management’s incentives with the creation of shareholder value.

•	Marcato’s Criticisms Are Unfounded, and Certain Proposals are Reckless and Would Be Damaging to Buffalo Wild Wings’ Future.

o	The company has engaged extensively with Marcato and has reviewed its critiques and suggestions thoroughly, with the assistance of outside financial advisors.

o	Marcato has offered no plan for operating Buffalo Wild Wings differently, except that Marcato believes that the company should sell nearly all its restaurants to franchisees.
Marcato’s analysis for this proposal is based on numerous false, unrealistic and unproven assumptions, as described more fully in the investor presentation.

•	Marcato’s Nominees, Other than Sam Rovit, Would Not be Helpful Additions to the Buffalo Wild Wings Board.

o
One of the Marcato nominees has grossly exaggerated his professional biography, sought to benefit personally from Marcato’s actions and has separately expressed doubts about the impact of Marcato’s plans for Buffalo Wild Wings.

o	Buffalo Wild Wings considered carefully Marcato’s other nominees, determined to nominate one of them to the Board and concluded that the other nominees lacked unique skills and proven track records.

o
Marcato is seeking to remove every independent director who has served on the company’s Board for more than eight months. If Marcato is successful, the Board would be left without critical institutional knowledge.

We encourage all shareholders to carefully review Buffalo Wild Wings’ proxy statement and the investor presentation, which is available at http://www.buffalowildwings.com/en/2017-annual-meeting/.

The company urges shareholders to vote “FOR” each of Buffalo Wild Wings’ nine nominees today by telephone, by Internet or by signing and dating the YELLOW proxy card and returning it in the postage-paid envelope provided. No matter how few shares they own, it is important that all shareholders have their voices heard in this critically important decision regarding shareholders’ investment. The company further encourages shareholders to discard any proxy materials sent to them by Marcato.

Lazard Ltd is serving as financial advisor and Faegre Baker Daniels is serving as legal advisor to the company.

If you have any questions or require any assistance with voting your shares, please contact the company’s proxy solicitor listed below:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Email: proxy@mackenziepartners.com

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, is a growing owner, operator and franchisor of Buffalo Wild Wings(R) restaurants featuring a variety of boldly-flavored, made-to-order menu items including its namesake Buffalo, New York-style chicken wings. The Buffalo Wild Wings menu specializes in 21 mouth-watering signature sauces and seasonings with flavor sensations ranging from Sweet BBQ(TM) to Blazin'(R). Guests enjoy a welcoming neighborhood atmosphere that includes an extensive multi-media system for watching their favorite sporting events. Buffalo Wild Wings is the recipient of hundreds of "Best Wings" and "Best Sports Bar" awards from across the country. There are currently more than 1,220 Buffalo Wild Wings locations around the world.

To stay up-to-date on all the latest events and offers for sports fans and wing lovers, like Buffalo Wild Wings on Facebook, follow @BWWings on Twitter and visit www.BuffaloWildWings.com.

Cautionary Statement Regarding Certain Information

This communication contains “forward-looking statements” within the meaning of the federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statement that could be deemed forward-looking statements. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, as updated or supplemented by subsequent reports we file with the SEC. We do not assume any obligation to publicly update any forward-looking statement after they are made, whether as a result of new information, future events or otherwise.

Important Information

Buffalo Wild Wings, Inc., its directors and certain of its executive officers and employees are participants in the solicitation of proxies from Buffalo Wild Wings shareholders in connection with its 2017 annual meeting of shareholders to be held on June 2, 2017. Information concerning the identity and interests of these persons is available in the definitive proxy statement Buffalo Wild Wings filed with the SEC on April 20, 2017.

Buffalo Wild Wings has filed a definitive proxy statement in connection with its 2017 annual meeting. The definitive proxy statement, any amendments thereto and any other relevant documents, and other materials filed with the SEC concerning Buffalo Wild Wings are (or will be, when filed) available free of charge at http://www.sec.gov and http://ir.buffalowildwings.com. Shareholders should read carefully the definitive proxy statement and any other relevant documents that Buffalo Wild Wings files with the SEC when they become available before making any voting decision because they contain important information.

Contacts

Buffalo Wild Wings, Inc.
Investor Relations Contact:
Heather Pribyl, 952-540-2095

Additional Investor Contact

MacKenzie Partners, Inc.
Bob Marese/Paul Schulman
212-929-5500

Media

Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Nick Lamplough
212-355-4449

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1Source: Company filings and FactSet. Note: Market data as of April 28, 2017. BWLD became publicly traded on November 21, 2003. Casual dining peers index represents median total shareholder return of the peer set. BBRG, BLMN, CHUY, TXRH and IRGT included as of respective IPO date. California Pizza Kitchen and PF Chang’s data included until buyouts in July 2011 and July2012, respectively. Casual dining peers include BBRG, BJRI, BLMN, CAKE, California Pizza Kitchen, CBRL, CHUY, DENN, DIN, DRI, EAT, IRGT, PF Chang’s, RRGB, RT and TXRH.